Exhibit 10.5

INVESCO LTD. 2016 GLOBAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – PERFORMANCE VESTING – UCITS STAFF – NO DEFERRAL WITH RETIREMENT PROVISIONS
Non-transferable

Invesco Ltd. (“Company”)

hereby awards to

[Participant Name]
(“Participant” or “you”)

[Number of Shares Granted]
Restricted Stock Units (“Target Total Award”)

as of [Grant Date] (“Grant Date”)

Subject to the conditions of (i) the Invesco Ltd. 2016 Global Equity Incentive Plan as in effect from time to time (the “Plan”), (ii) the Remuneration Policy of Invesco Ltd. or any of its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”), (iii) the Invesco Ltd. Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) and (iv) this Award Agreement, the Company hereby grants to you the number of Restricted Stock Units (“RSUs”) set forth above, which shall become vested and non-forfeitable as follows:

On the third anniversary of the Grant Date (the “Determination Date”), the number of RSUs that shall become vested and non-forfeitable shall be equal to 100% of the Target Total Award multiplied by the Vesting Percentage (as defined in Exhibit 1), rounded down to the nearest full Share, all as calculated by the Committee in accordance with the Performance Vesting Formula set forth on Exhibit 1.

This Award shall be effective as of the Grant Date set forth above. By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan, the Clawback Policy, the Remuneration Policy and this Award Agreement. If you fail to accept this Award Agreement within sixty (60) days after the Grant Date set forth above, the Company may determine that this Award has been forfeited.

ACCEPTED AND AGREED TO by you as of the Grant Date set forth above.

Participant:

Signature

TERMS AND CONDITIONS – Restricted Stock Units – Performance Vesting UCITS Staff – No Deferral
1. Plan Controls; Restricted Stock Units. In consideration of this Award, you hereby promise to abide by and to be bound by the Plan, the Remuneration Policy, the Clawback Policy and this Award Agreement, including the following terms and conditions, which serve as the agreed basis for your Award. The terms contained in the Plan, the Remuneration Policy and the Clawback Policy are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan, the Clawback Policy and, if applicable, the Remuneration Policy. The RSUs represent a contractual obligation of the Company to deliver the number of Shares specified on page 1 hereof pursuant to the terms of Section 10 of the Plan in compliance with applicable laws and the additional terms and restrictions hereunder. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term:
(a) “Company” means Invesco Ltd., its Affiliates and their respective successors and assigns, as applicable,
(b) "Employer" means the Company or Affiliate that employs you,
(c) “Qualified Retirement” means you are Retirement Eligible and (i) you have provided Retirement Notice as required in Section 6 hereof, and (ii) you have executed and not revoked the Vesting Agreement and Full and Final Release in the form provided by the Company (the “Retirement Vesting Agreement”).
(d) “Retirement Eligible” means, unless otherwise required by local law as determined by the Company, your attainment of the earlier of 60 or more years of age and five or more full years of continuous employment with the Company or its Affiliates, or 55 or more years of age and ten full years of continuous employment with the Company or its Affiliates.
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.
In the event of any conflict among the terms of the Clawback Policy, the Remuneration Policy, the Plan or this Award Agreement, the following hierarchy shall govern the resolution of such conflicts:
(a)Clawback Policy Control: To the extent of any inconsistency or conflict, the terms and conditions of the Clawback Policy shall take precedence and control over conflicting provisions in the Remuneration Policy, the Plan or this Award Agreement.
(b)In the absence of a conflict under the Clawback Policy, the terms and provisions of the Remuneration Policy shall prevail and control over conflicting provisions of the Plan or this Award Agreement.
(c)Should conflicts persist after applying the Clawback Policy and Remuneration Policy, the terms and conditions of the Plan shall, in turn, take precedence and control over conflicting provisions in this Award Agreement.
2. Restrictions and Forfeiture. RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason other than as set forth in paragraphs (b) – (f) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to all unvested RSUs as of the date of your Termination of Service. In addition, upon the Determination Date, you shall forfeit all of your right, title and interest in and to any RSUs which fail to vest on such date pursuant to the Performance Vesting Formula.
3. Vesting and Conversion to Shares. The Target Total Award shall vest and become nonforfeitable upon the earliest to occur of the following, subject to any performance adjustment as set forth in Paragraph 18 hereof:
(a)    the Determination Date, to the extent provided under the Performance Vesting Formula, if you have not experienced a Termination of Service before such date, or
(b)    in the event of your Termination of Service due to your Qualified Retirement, the Award shall vest on the Determination Date, to the extent provided under the Performance Vesting Formula, or
(c)     in the event of your Termination of Service due to death or your Disability, the Award shall vest as of the date of your death or Disability at target, even if you have met the qualifications for a Qualified Retirement, or
(d)    in the event of your involuntary Termination of Service, other than for Cause or unsatisfactory performance, as determined in the sole discretion of the Chief Human Resources Officer, and provided that you sign a severance agreement in the form stipulated by the Company or your Employer, within 60 days after your Termination of Service or such other time as the Company or your Employer may determine, and the severance agreement has become irrevocable, your RSUs shall vest and become nonforfeitable as of the Determination Date, to the extent provided under the Performance Vesting Formula, or
(e)    in the event of a Change in Control, your RSUs shall vest and become nonforfeitable immediately before the Change of Control if this Award is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, or
(f)    in the event of your Termination of Service during the 24-month period following a Change in Control either (i) by your Employer other than for Cause or unsatisfactory performance, or (ii) by you for Good Reason, your RSUs shall vest and become nonforfeitable as of the Determination Date, to the extent provided under the Performance Vesting Formula.

Upon the expiration or termination of an applicable restriction set forth in this Section 3, unrestricted Shares will be delivered to you as soon thereafter as practicable.

3.1    Intentionally Omitted.

3.2    Conversion and Payment. Unless the RSUs are forfeited on or before the Vesting Date, the RSUs will be converted into an equal number of Shares and will be delivered as soon as practicable after the Vesting Date, but not later than sixty (60) days following the Vesting Date if you are subject to U.S. federal income tax. Notwithstanding anything in these Terms and Conditions or the Plan to the contrary, the Company may, in its sole discretion, settle the RSUs in the form of a cash payment to the extent settlement in Shares is prohibited under local law, rules and regulations, or would require the Company, the Employer and/or you to secure any legal or regulatory approvals, complete any legal or regulatory filings, or is administratively burdensome. In addition, the Company may require you to sell any Shares acquired under the Plan at such times as may be required to comply with any local legal or regulatory requirements (in which case, you hereby expressly authorize the Company to issue sales instructions on your behalf).
4. No Shareholder Rights; Payment in Lieu of Dividends. You shall have none of the rights of a shareholder of the Company with respect to the RSUs, provided, however, that if and when cash dividends are paid with respect to the Shares while the RSUs are outstanding, your Employer shall pay to you as additional compensation an amount in cash equal to the amount of such dividends with respect to the number of Shares then underlying the RSUs.
5. Employment Notice Period Requirement. During your employment with the Employer, you and, in the absence of Cause, the Employer shall be required to give to the other advance written notice of the intent to terminate your employment relationship as reflected in your Employment Agreement (the “Employment Notice Period”). Your employment with the Employer shall not terminate until the expiration of the Employment Notice Period, provided, however, the Employer shall have the right, in its sole discretion, to waive this notice requirement and terminate your employment prior to the end of the Employment Notice Period, unless prohibited by local law. You are prohibited from working in any capacity for yourself or any other business during the Employment Notice Period without the prior written consent of the Company. Additionally, notwithstanding anything in the foregoing to the contrary, at any time during your employment relationship, the Employer may immediately terminate the employment relationship for Cause. The date on which your employment terminates, regardless of the reason for the separation of employment, including all voluntary and involuntary reasons, shall be your “Termination of Service” for purposes of this Award Agreement.
6. Qualified Retirement Notice Requirement. If you satisfy the requirements for being Retirement Eligible and wish to retire from the Company pursuant to a Qualified Retirement, you must (a) give your Employer twelve (12) notice of your intent to retire (the “Retirement Notice Period”) and (b) upon your Termination of Service, execute and not revoke the Retirement Vesting Agreement in the form provided by the Company. Notice of Qualified Retirement must be given via electronic mail to your immediate manager with a copy to Human Resources. Among other provisions, the Retirement Vesting Agreement will contain a release of all claims relating to your employment against your Employer and, for those with a Retirement Notice Period of greater than 6 months, a covenant to not compete with the Company for a period of one year after Termination of Service.
7. Employment Matters. You agree that this Award Agreement is entered into and is reasonably necessary to protect the Company’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of the Company. You also agree that, in consideration of the Award, confidential information, trade secrets and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 7, and you further agree and acknowledge that the restrictions set forth in this Section 7 are reasonably necessary to protect the confidential and trade secret information provided to you.
    7.1 Nondisclosure. You agree that, at all times during your employment with the Employer and thereafter, whether during or following the period when the RSUs are subject to vesting restrictions (the “Restriction Period”), you shall not directly or through others use for yourself or any other business or disclose to any person any Confidential Information (as defined below) without the prior written consent of the Company, except as necessary to perform your job duties for the Employer. However, if, and only if, applicable law requires a time limit to be placed on obligations concerning the post-employment use of Confidential Information in order for that obligation to be enforceable, as determined by the Company in its sole discretion, then this Agreement’s restriction on your use of Confidential Information that is not a trade secret will expire two (2) years following the date of your Termination of Service. This time limit will not apply to (a) Confidential Information that qualifies as a trade secret, or (b) information of third-parties provided to the Company or its Affiliates. The Company’s and its Affiliates’ trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Information provided to the Company or its Affiliates by third-parties will remain protected for as long as allowed under the laws and/or separate agreements that make it confidential. Nothing in the foregoing shall be construed to permit you to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after the date of your Termination of Service. All Confidential Information in your possession upon your termination of employment must be returned to the Company on or immediately after date of your Termination of Service.
“Confidential Information” means all non-public information (whether a trade secret or not and whether proprietary or not) relating to the Company’s or its Affiliates’ business and its and their customers that the Company and/or its Affiliates either treats as confidential or is of value to the Company or is important to the Company’s business and operations, including but not limited to the following specific items: trade secrets; actual or prospective customer lists; preferences and contract terms; marketing strategies; non-public sales information, including actual and prospective pricing; products in development and details surrounding such products; research and development; information systems and software; business plans and projections; non-public financial or cost data; compensation and personnel information of other Company and its Affiliates’ employees; and any other non-public business information regarding the Company and its Affiliates.

    7.2 Nonrecruitment; Nonsolicitation. Subject to the jurisdiction-specific modifications in Addendum 1 (incorporated herein by reference) applicable to you, if any, you agree that during your employment with your Employer and for six (6) months following the date of your Termination of Service (the “Covenant Period”), not to directly or through others, individually or in concert with any other person or entity (i) solicit or attempt to solicit any employee of the Company or any of its Affiliates with whom you had work-related contact or obtained Confidential Information about during the Look Back Period (a “Relevant Employee”) to leave the employ of the Company or the respective Affiliate or otherwise lessen that party’s affiliation with the Company or the respective Affiliate, or (ii) solicit or attempt to solicit any then-current, and to the extent permitted by applicable law any prospective, client or customer of the Company or any of its Affiliates with whom you had work-related contact or obtained Confidential Information about during the Look Back Period (a “Covered Customer”) for purposes of offering, providing or selling investment management products or services offered by the Company or any of its Affiliates as of the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf or for which you provided management services or operational support. “Look Back Period” means (a) the last two (2) years of your employment with the Employer or such shorter time as you were employed by the Employer, or if that time period is determined by a court of competent jurisdiction not to be enforceable, then (b) the last one (1) year of your employment with the Employer. “Solicit” and related terms such as “soliciting” or engaging in “solicitation” means to engage in contact, acts, or communication, whether directly engaged in by you in person or indirectly engaged in through the use or control of others, that cause or induce, attempt to cause or induce, or can be reasonably expected to cause or induce a party to engage in a particular action or conduct, regardless of who first initiates the contact or communication, or whether or not the communication at issue is in response to a request for information or not.
    7.3 Enforceability of Covenants. You acknowledge that the Company and its Affiliates have a current and future expectation of business from the current and proposed customers of the Company and its Affiliates. The parties agree that if any portion of the foregoing covenants in Section 7.2 is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad (in scope, time, or geographic area), the court shall modify the covenant(s) in a manner that will enable the enforcement of the covenant(s) to the maximum extent possible under applicable law. If any section or subsection of this Agreement is construed to be invalid or unenforceable under applicable law, then all other portion(s) of the Agreement shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions.
You agree that any breach of the covenants in Section 7.2 may result in irreparable damage and injury to the Company and its Affiliates and that the Company and its Affiliates may be entitled to injunctive relief. Nothing herein shall be construed as a waiver of any right the Company or its Affiliates may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from you.
You also agree that the Company and its Affiliates shall be entitled to have you pay all costs and attorneys’ fees incurred by the Company and its Affiliates in enforcing the restrictive covenants in Sections 7.1 and 7.2 of this Agreement. However, if you reside in and are subject to the law of a state that would convert this recovery of attorneys’ fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear their own attorneys’ fees and costs.
    7.4    Geographic Limitation. The nonsolicitation restrictions in Section 7.2 are reasonably limited by geography to those locations where the Covered Customers and Covered Employees referred to are located and available for solicitation; but, if a court determines this is not sufficient for enforcement, then Section 7.2 shall be limited to the Territory. The “Territory” shall depend upon your position with the Employer: (i) if, during all or part of the Look Back Period, you are in a position where your responsibilities are not geographically limited to an assigned location or territory and you are provided with Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, corporate positions, such as management positions, marketing, product development, and operations employees), then “Territory” means the country in which you work; (ii) if you are assigned to a specific territory or region (or other geographic designation) during the Look Back Period, then “Territory” means that assigned specific territory or region; or (iii) in the event that (i) and (ii) do not apply, then the “Territory” is the state(s) or province(s) where you performed services in or on behalf of the Company or its Affiliates during the Look Back Period.
    7.5    Time Extension. The post-employment period of time during which you are prohibited from engaging in certain practices pursuant to Section 7.2 shall be extended by one day for each day of your failure either to comply with said provisions or to take prompt corrective action to make the Company or its Affiliates whole for any breach, up to a maximum extension equal to the original post-employment restricted period.
8. Relationship to Other Agreements. Subject to the limitations set forth below, in the event of any actual or alleged conflict between the provisions of this Award Agreement and (i) any other agreement regarding your employment with the Employer (an “Employment Agreement”), or (ii) any prior agreement or certificate governing any award of a direct or indirect equity interest in the Company (the documents described in clauses (i) and (ii) hereof being collectively referred to as the “Other Agreements”), the provisions of this Award Agreement shall control and, to the extent of any conflict, be deemed to amend such Other Agreement. Notwithstanding the foregoing, in the event that the Nondisclosure Period or Covenant Period referred to in Section 7 of this Award Agreement differs from that provided in an Employment Agreement, the Nondisclosure Period or Covenant Period (as applicable) set forth in the Employment Agreement shall apply.

9. Employee Data Privacy. The Company is located at Midtown Union, 1331 Spring Street, N.W., Suite 2500, Atlanta, Georgia 30309, and grants RSUs under the Plan to employees of the Company and its Affiliates in its sole discretion. You should review the following information about the Company’s data processing practices.
a.Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, and uses certain personally-identifiable information about you; specifically, including your name, home address, email address and telephone number, date of birth, social insurance / passport number or other identification number (e.g. resident registration number), salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from your or the Employer (“Personal Information”). In granting the RSUs under the Plan, the Company collects your personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for collecting, processing and using your Personal Information will be the Company’s necessity to execute its contractual obligations under this Agreement and to comply with its legal obligations. Your refusal to provide Personal Information may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, processing and use, of your Personal Information as described herein.

b.Stock Plan Service Provider. The Company transfers participant data to Fidelity Stock Plan Services, LLC (Fidelity Stock Plan Services, LLC or such other stock plan administrator selected by the Company from time to time, the “Stock Plan Service Provider”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Service Provider and share your Personal Information with another company that serves in a similar manner. The Stock Plan Service Provider will open an account for you to receive and trade Shares acquired under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Service Provider, which is a condition to your ability to participate in the Plan.

c.International Data Transfers. The Company and the Stock Plan Service Provider are based in the United States. The Company can only meet its contractual obligations to you if your Personal Information is transferred to the United States. The Company’s legal basis for the transfer of your Personal Information to the United States is to satisfy its contractual obligations under the terms of this Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

d.Data Retention. The Company will use your Personal Information only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your Personal Information, the Company will remove it from its systems. If the Company keeps your Personal Information longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

e.Data Subjects Rights. You may have a number of rights under data privacy laws in your country of residence (and country of employment, if different). For example, your rights may include the right to (i) request access or copies of personal data the Company processes pursuant to this Agreement, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) request restrictions on processing, (v) lodge complaints with competent authorities in your country of residence (and country of employment, if different), and/or (vi) request a list with the names and addresses of any potential recipients of your Personal Information. To receive clarification regarding your rights, you should contact your local human resources department or the Company’s privacy team at Invesco Global Privacy Team, 1331 Spring Street, Atlanta, GA 30309 with a copy to: Invesco Corporate Legal, 1331 Spring Street, Atlanta, GA 30309.
10. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends and dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country prior to or at the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable upon vesting of the RSUs that have an aggregate Fair Market Value on the vesting date sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. Alternatively (or in combination), the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you, with no withholding of Shares, or may require you to submit payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Shares by means of certified check, cashier’s check or wire transfer. By accepting the RSUs, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof shall be your sole responsibility.
To the extent the Company or the Employer pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company or the Employer shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company or the Employer (including regular salary/wages, bonuses, incentive payments and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit).
11. Code Section 409A. Notwithstanding the terms of this Award Agreement, if you are subject to U.S. federal income tax on any amounts payable hereunder and if any such amounts, including amounts payable pursuant to this Award Agreement, constitute nonqualified deferred compensation under Section 409A of the Code, those amounts shall be subject to the provisions of Section 13(b) of the Plan (as if the amounts were Awards under the Plan, to the extent applicable). Each payment under this Award Agreement shall be treated as a separate payment and the right to a series of installment payments under this Award Agreement is to be treated as a right to a series of separate payments.
12. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Manager, Executive Compensation, Midtown Union, 1331 Spring Street, N.W., Suite 2500, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company. You hereby agree to provide notice of this Agreement to any future employer of you.

13. Repatriation; Compliance with Laws. As a condition to the grant of these RSUs, you agree to repatriate all amounts attributable to the RSUs in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, the Employer and the Company’s local Affiliates, as may be required to allow the Company, the Employer and the Company’s local Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

14. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time as provided under the Plan. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive RSUs or other awards or benefits in lieu of RSUs in the future. Future awards, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of an award, the number of Shares subject to an award and the vesting provisions.

15. Termination Indemnities. The value of the RSUs is an extraordinary item of compensation outside the scope of your employment. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to which you may be otherwise entitled.

16. Use of English Language. You acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the RSUs be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

17. Value of Benefit. The future value of the Shares subject to the RSUs is unknown and cannot be predicted with certainty. Neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation, where applicable, between your local currency and the United States dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

18. Performance Adjustment – Malus and Claw Back. Notwithstanding any other provision of this Award Agreement or the Plan, prior to the Determination Date, the Committee may determine, in good faith, whether any of the following circumstances have occurred during the time period between the Grant Date and the Determination Date:
    (a) the financial performance of the Company has suffered a significant downturn or deterioration; or
(b) the investment performance of the Company has suffered a significant deterioration; or
(c) there is evidence of your fraud or willful misconduct; or
(d) there is a significant failure of risk management in relation to the Company or its investment portfolios.

If the Committee determines, in its sole discretion, that your actions were a significant contributing factor towards any of the situations set forth in (a) through (d) above, the Committee, in its sole discretion, may reduce or eliminate entirely the number of Restricted Shares granted hereunder, and you will forfeit all right, title and interest in and to such Restricted Shares so reduced or eliminated (the “Forfeit Obligation”). You agree that the Company shall have the right to enforce the Forfeit Obligation by all legal means available, including without limitation, by withholding other amounts or property owed to you by the Company.

19.    Compliance with EU Directive on Undertakings for Collective Investments in Transferable Securities (“UCITS”). To the extent the RSUs are subject to UCITS, the RSUs shall be administered and settled in accordance with applicable requirements, including the timing and method of distribution.
20. Addenda to Award Agreement. Notwithstanding any provisions in this Award Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in Addenda to this Award Agreement (“Addenda”). Further, if you transfer residency and/or employment to another country as may be reflected in any Addendum to this Award Agreement, the special terms and conditions for such country will apply to your RSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of this Award Agreement.

21. Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22. Insider Trading / Market Abuse Laws. Your country of residence (and country of employment, if different) may have insider trading and/or market abuse laws that may affect your ability to acquire or sell Shares under the Plan during such times you are considered to have “inside information” (as defined under local law). These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you should consult with your personal advisors for additional information.

23. Electronic Delivery and Signature. The Committee may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, to the extent applicable, all references to signatures and delivery of documents in this Award Agreement can be satisfied by procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Award Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

2016 GEIP PSU UCITS with retirement provisions (February 2025)
No Deferral

Exhibit 1
to the
Invesco Ltd. 2016 Global Equity Incentive Plan
Restricted Stock Unit Award Agreement – Performance Vesting

I.Definitions

The term “AOM Calculation” means the adjusted operating margin of the Company as set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission for each fiscal year of the Grant Performance Measurement Period, which may be adjusted by the Committee in a manner that the Committee determines equitable and appropriate for extraordinary, unusual, infrequently occurring or non-recurring items (for example, but without limitation, acquisitions, dispositions, material financial market movements, changes in tax laws or accounting principles, or accruals for reorganization or restructuring programs) occurring during the Grant Performance Measurement Period.

The term “TSR Calculation” means the total shareholder return (“TSR”) of the Company and the peer group set forth in Section III below.

The term “Vesting Percentage” means the percentage by which the Target Total Award is multiplied as set forth in the chart in Section II below.

The term “Grant Performance Measurement Period” means the period commencing January 1 of the grant year and ending December 31 of the second year after the grant year.

The term “Grant Average AOM” means the sum of the AOM Calculation for each fiscal year of the Grant Performance Measurement Period divided by three.

The term “Relative TSR Ranking” means the percentile ranking of the TSR Calculation for the Grant Performance Measurement Period.

The term “Performance Vesting Formula” means the calculation described in Section II below.

II.Performance Vesting Formula

On the third anniversary of the Grant Date, the number of RSUs that shall become vested and non-forfeitable shall equal 100% of the Target Total Award multiplied by the Vesting Percentage associated with both the Grant Average AOM and Relative TSR Ranking on the chart below, rounded down to the nearest full Share, as the same shall be calculated by the Committee. The Committee’s good faith calculation of the number of RSUs that become vested and non-forfeitable pursuant to the Performance Vesting Formula shall be final and binding upon you and the Company. Vesting to range from 0% to 150%; straight line interpolation to be used for actual results of Grant Average AOM and Relative TSR Ranking.

Performance Share Vesting: 2025 to 2027 Performance Period
3-year Average AOM	Relative TSR

	Lowest	40%ile	55%ile	75%ile	Highest
≥34.0%	100%	116%	133%	142%	150%
33.0%	83%	103%	122%	133%	142%
31.0%	67%	90%	111%	123%	133%
29.0%	50%	75%	100%	113%	125%
27.0%	33%	58%	83%	100%	117%
25.0%	17%	42%	68%	88%	108%
≤24.0%	0%	25%	50%	75%	100%

Vesting percentages between the data points to be determined by straight line interpolation of 3-year Average AOM and Relative TSR.

III.Peer Group

For purposes of the TSR Calculation, the peer group shall consist of the following companies:

Alliance Bernstein Bank of New York Mellon BlackRock Franklin Resources Janus Henderson	Lazard Northern Trust State Street T. Rowe Price

The Committee may, in its sole discretion, modify the peer group list to the extent it determines any companies on the list are no longer sufficiently representative for benchmarking purposes due to merger, acquisition or otherwise.

INVESCO LTD. 2016 GLOBAL EQUITY INCENTIVE PLAN

ADDENDUM 1 TO

RESTRICTED STOCK UNIT AGREEMENT WITH RETIREMENT PROVISIONS – PERFORMANCE VESTING
Non-transferable

In addition to the terms of the Invesco Ltd. 2016 Global Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement – Performance Vesting with Retirement Provisions (the “Agreement”), the RSUs are subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. To the extent you relocate your residency and/or employment to another state or country, the additional terms and conditions as set forth in the addendum for such state or country (if any) also shall apply to the RSUs to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

HONG KONG

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

2.    Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the Grant Date, you may not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Grant Date.

3.    Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the RSU shall be null and void.

4.    Wages. The RSUs and Shares subject to the RSUs do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

5.    IMPORTANT NOTICE. WARNING: The contents of the Agreement, the Addendum, the Plan, and all other materials pertaining to the RSUs and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

UNITED KINGDOM

    1.    Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 9 of the Agreement:

Regardless of any action the Company and the Employer takes with respect to any or all income tax, primary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of any Restricted Shares or the release or assignment of any Restricted Shares for consideration, or the receipt of any other benefit in connection with the Restricted Shares (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Furthermore, the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including the grant or vesting of the Restricted Shares, the subsequent sale of any unrestricted Shares and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items.

As a condition of the lifting of restrictions on the Restricted Shares upon vesting of the Restricted Shares, the Company and/or the Employer shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from any salary/wages or any other cash compensation payable to you. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding otherwise deliverable Shares; (b) arranging for the sale of Shares otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of Shares acquired upon the vesting of the Restricted Shares. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you shall be deemed to have been issued the full number of Shares subject to the Restricted Shares, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Shares. If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), you have relocated to a jurisdiction other than the United Kingdom, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction, including the United Kingdom. You also agree that the Company and the Employer may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which you may have to recover any overpayment from the relevant tax authorities.

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 calendar days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above.
    2.    Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from you ceasing to have rights under or to be entitled to vest in your Restricted Shares as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of your Restricted Shares. Upon the grant of your Restricted Shares, you shall be deemed to have waived irrevocably any such entitlement.